Exhibit (e)(3)
FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT
             Amendment made as of April 1, 2008 to the Distribution Agreement dated as of September 1, 2007 (the “Agreement”), by and between the STI Classic Funds and Foreside Distribution Services, L.P. (the “Distributor”).
WITNESSETH:
WHEREAS, the Trust and the Distributor desire to amend the Agreement to reflect the current name of the Trust.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	The name of the Trust is RidgeWorth Funds.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

RIDGEWORTH FUNDS
By:
	Name:	Julia R. Short
	Title:	President

FORESIDE DISTRIBUTION SERVICES, L.P.
By:
Name:
Title: